VERA BRADLEY, INC. NAMES JACQUELINE ARDREY NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

Ardrey will join the Company on November 1, 2022

Ardrey will replace Rob Wallstrom, who will remain with the Company through December 2022, to serve as an advisor to Ardrey and ensure a smooth transition

FORT WAYNE, Ind., September 20, 2022 – Vera Bradley, Inc. (Nasdaq: VRA) (the “Company”) today announced that Jacqueline Ardrey will join the Company as President and Chief Executive Officer (“CEO”) effective November 1, 2022, replacing retiring President and CEO Robert Wallstrom. Wallstrom will work closely with Ardrey through December 2022 to ensure a smooth transition. Ardrey will also join the Company’s Board of Directors on November 1, 2022.

Ardrey is an accomplished, results-oriented leader with over 25 years of experience in multi-channel retail enterprises. Since 2018, she has held the post of President at home furnishings and seasonal décor catalog retailer Grandin Road, part of the Qurate Retail Group. Previously, Ardrey was CEO of Trading Company Holdings and Senior Vice President of Merchandising and Supply Chain for iconic omnichannel gourmet food and gifting brand Harry and David. Prior to that, she spent 14 years at multi-channel high-end children’s retailer Hanna Andersson in various roles of increasing responsibility, including Senior Vice President of Merchandising, Design, and Wholesale. Ardrey began her retail career with the May Company.

Robert Hall, Chairman of the Vera Bradley, Inc. Board of Directors, noted, “Jackie Ardrey is a highly accomplished retail executive who is a strategic leader, a talent builder, and an innovative thinker with a strong record of operational excellence. On behalf of the entire Board, I am thrilled to welcome her to the Company. We are confident Jackie will be instrumental in developing the full potential of our two lifestyle brands, Vera Bradley and Pura Vida, and delivering consistent, sustainable growth and value to our stakeholders over the long term.”

“I have long admired Vera Bradley, Inc. and believe both the Vera Bradley and Pura Vida brands have untapped potential in the marketplace,” Ardrey commented. “I look forward to working closely with the talented leadership team and the Board to build upon the Company’s heritage, leverage its many opportunities, and drive long-term, profitable growth.”

Hall continued, “On behalf of the Board, I want to thank Rob Wallstrom for his leadership, creativity, vision, and tireless work to evolve the Company and position it for growth. I am proud to have partnered with Rob over the last nine years, and we are grateful for his principled and collaborative leadership.”

Wallstrom has led Vera Bradley, Inc. as President and Chief Executive Officer since 2013, executing the Company’s business transformation while also championing corporate social responsibility; associate engagement; diversity, equity and inclusion; and philanthropy initiatives. Wallstrom oversaw the expansion of the Company’s portfolio in 2019 with the acquisition of lifestyle brand Pura Vida, which achieved B Corp Certification in 2022. Under Wallstrom’s leadership, in 2022, Vera Bradley, Inc. was named America’s #1 Best Midsize Employer and #11 Best Employer for Diversity by Forbes and Statista.

“It has been my great honor to serve as President and CEO of the Company over the last nine years, and it has been an incredible privilege to work with our highly talented, creative, and dedicated team of associates,” noted Wallstrom. “We have driven innovation across both of our brands, built strong engagement with our associates and customers, and enhanced our purpose-driven mission. I am excited about the future of Vera Bradley, Inc. and confident the Company will thrive under Jackie’s leadership.”

Wallstrom has submitted his resignation from the Company’s Board of Directors effective November 1, 2022, in conjunction with Ardrey joining the Company and her election to the Board of Directors effective that same date.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as casual, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by COVID-19 or other pandemics. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected and that Pura Vida’s business may not perform as expected. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 29, 2022. We undertake no obligation to publicly update or revise any forward-looking statement.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)